ASSIGNMENT AND ASSUMPTION AGREEMENT
                        OF INVESTMENT MANAGEMENT CONTRACT

                  This Assignment and Assumption Agreement is made as of July 25, 2001 by and between Templeton Investment Counsel, LLC ("TICL"), a Delaware limited liability company, and Franklin Advisers, Inc. ("FAI"), a California corporation.

                  WHEREAS, FAI is a registered investment adviser pursuant to the Investment Advisers Act of 1940, as amended;

                  WHEREAS, Templeton Global Bond Managers ("TGBM"), a division of TICL, provided the management services on behalf of TICL to the Templeton Income Trust (the "Trust") on behalf of its series of shares called Templeton Global Bond Fund pursuant to the Investment Management Contract dated as of October 30, 1992 and subsequently amended and restated as of April 1, 1993, December 6, 1994 and May 15, 1996, and amended as of January 1, 2001, between TICL and the Trust (the "Agreement");

                  WHEREAS, TGBM consolidated with and into FAI and, therefore, FAI intends to assume TICL's obligations under the Agreement; and

                  WHEREAS, the consolidation of TGBM with and into FAI does not result in a change of control or management, and thus does not constitute an "assignment" of the Agreement under the Investment Company Act of 1940, as amended.

                  NOW, THEREFORE, the parties hereto agree as follows:

                  1. The Agreement previously in effect between the Trust and TICL is hereby assumed in its entirety by FAI, except that all references to TICL shall be replaced with references to FAI.

                  2. FAI agrees to perform and be bound by all of the terms of the Agreement and the obligations and duties of TICL thereunder.

                  3. The Agreement shall continue in full force and effect as set forth therein for the remainder of its term.

                  IN WITNESS WHEREOF, the undersigned have executed this Assignment and Assumption Agreement as of the date set forth above.




TEMPLETON INVESTMENT COUNSEL, LLC                 FRANKLIN ADVISERS, INC.


By:/s/ROBERT C. ROSSELOT                          By: /s/MARTIN L. FLANAGAN
   -----------------------------------              ---------------------------
   Robert C. Rosselot                                  Martin L. Flanagan
   Vice President and Assistant Secretary              Executive Vice President

ACKNOWLEDGED:

TEMPLETON INCOME TRUST


By:/s/BARBARA J. GREEN
   ----------------------------
   Barbara J. Green
   Vice President and Secretary